EXHIBIT 99

SP Plus Corporation Announces Third Quarter and Year-to-Date 2015 Results

Year-to-date performance continues to significantly outpace 2014;
Full-year adjusted EPS toward higher end of guidance range

CHICAGO, Nov. 4, 2015 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its results for the third quarter and first nine months of 2015.

G Marc Baumann, President and Chief Executive Officer, stated, "We remain very pleased with our financial performance this year. Year-to-date adjusted gross profit growth of 6%, coupled with results we're achieving from our cost reduction initiatives, is generating double-digit growth in year-to-date adjusted EBITDA and our third quarter results continued to show solid growth in year-over-year adjusted gross profit. Our robust new business pipeline continues to significantly contribute to this growth.

"With nine-months behind us, we're very pleased with our progress on the key initiatives we laid out for the year to drive EBITDA growth. Looking forward to 2016 and beyond, we're confident that the initiatives and strategies we're implementing across SP+, as well as our ability to identify and execute on new opportunities, bode well for our goal of driving growth and creating value for our clients, customers and shareholders."

Financial Summary

In millions except per share	Three Months Ended		Three Months Ended
	September 30, 2015		September 30, 2014
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$42.8	$45.2	$43.6	$43.4
General and administrative expenses (1)	$23.8	$22.2	$24.1	$20.7
EBITDA (1),(3)	$18.3	$22.2	$18.7	$22.0
Net income attributable to SP Plus (1)	$3.7	$5.9	$4.3	$6.3
Earnings per share (EPS) (1)	$0.16	$0.26	$0.19	$0.28
Free cash flow (2),(3)	$5.9	$11.3	$9.3	$10.0

In millions except per share	Nine Months Ended		Nine Months Ended
	September 30, 2015		September 30, 2014
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$130.5	$134.5	$126.8	$126.7
General and administrative expenses (1)	$74.2	$70.7	$75.2	$68.9
EBITDA (1),(3)	$54.3	$61.7	$49.5	$55.7
Net income attributable to SP Plus (1)	$14.8	$15.4	$13.9	$11.5
Earnings per share (EPS) (1)	$0.66	$0.69	$0.62	$0.52
Free cash flow (2),(3)	$7.9	$16.8	$22.1	$24.3

(1) Adjusted to eliminate non-routine items including, but not limited to, restructuring, merger and integration costs, non-routine asset sales or dispositions, non-routine tax adjustments, and ongoing costs related to non-routine structural and other repairs at legacy Central Parking lease locations. Results have also been adjusted for the impact of the completed Parkmobile investment transaction, the sale of a large portion of the security business, and other contemplated transaction costs. Please refer to the accompanying financial tables for a reconciliation of these adjusted items.

(2) Adjusted free cash flow excludes cash used for non-routine structural and other repairs at legacy Central Parking lease locations.

(3) Refer to accompanying financial tables for a reconciliation of non-GAAP financial measures.

Third Quarter Operating Results

Reported gross profit in the third quarter of 2015 was $42.8 million, compared to $43.6 million in the third quarter of 2014, a decrease of $0.8 million or 2%.  On an adjusted basis, which excludes non-routine structural and other repair costs in both years as well as the impact of last year's Parkmobile transaction and this year's security transaction, third quarter 2015 adjusted gross profit increased $1.7 million or 4% as compared to last year. Strong new business activity and continued favorable changes in casualty loss reserve estimates for prior years were offset by wind-down expenses at a recently terminated airport contract.

Third quarter 2015 reported general and administrative (G&A) expenses were $23.8 million, which included $1.6 million of restructuring, merger and integration related costs, as compared to reported G&A of $24.1 million in the third quarter of 2014, which included $3.0 million of restructuring, merger and integration related costs as well as $0.4 million for costs related to Click and Park operations, the Parkmobile transaction and other contemplated transactions. On an adjusted basis, third quarter 2015 G&A expenses were $22.2 million, up $1.5 million from the third quarter of 2014, also on an adjusted basis. On a sequential quarter basis, third quarter adjusted G&A decreased $2.1 million or 9% from the second quarter of 2015.

Resulting adjusted EBITDA was $22.2 million for the third quarter of 2015, as compared with $22.0 million on the same basis for the third quarter of 2014.

Reported earnings per share for the third quarter of 2015 was $0.16, as compared to reported earnings per share of $0.19 for the third quarter of 2014. Adjusted earnings per share, which excludes restructuring, merger and integration related costs, the impact of asset sales and dispositions, non-routine structural repairs, and non-routine tax adjustments, was $0.26 for the third quarter of 2015, as compared with adjusted earnings per share of $0.28 for the third quarter of 2014. While the Company realized lower interest expense in the third quarter of 2015 as compared with the third quarter of 2014 due to its amended senior credit agreement, it was more than offset by higher income taxes and depreciation and amortization expense. The Company incurred higher income taxes in the third quarter of 2015 as compared to the third quarter of 2014 due to favorable tax adjustments recognized last year as well as a higher overall state tax rate in the current year.

Recent Developments

Recent contract awards and new business activity include the following:

  SP+ Parking was awarded a new multi-year contract to operate and manage the valet, self-park, and shuttle services for Aladdin Airport Parking in San Diego, California. SP+ will operate 2,127 parking spaces and provide 24/7 courtesy shuttle service from the parking facility to San Diego Airport and Cruise Ship Terminals.

  In August 2015, SP+ Hotel Services assumed management of the parking operations at the Hyatt Place Chicago/Downtown – The Loop, an 18-story building with 206 guest rooms located in Chicago's downtown Loop area. SP+ currently manages and operates parking for 30 hotels in the greater Chicago metropolitan area.

  SP+ GAMEDAY was awarded a contract by SMG to provide the Chicago Park District with traffic, transport and event parking consultation and support for the new Lucas Museum of Narrative Art to be located on the Soldier Field campus. SP+ will provide its services from the start of the museum's construction in 2016 through its expected completion in 2019.

  SP+ Parking was awarded a new contract to manage the parking services at the Van Ness complex in Boston, a 550,000-square-foot mixed-use property located in Boston's Fenway neighborhood. The complex is comprised of 172 luxury residences, 237,000 square feet of "Class A" office space and 200,000 square feet of retail shops. The parking garage includes 500 spaces and offers attendant assist service.

  Jamestown Urban Management awarded SP+ Office Services a new contract to provide parking management services at America's Square, a 460,000-square-foot "Class A" office building located one block from the U.S. Capitol. The LEED Gold property, which has unobstructed views of the Capitol dome and other Washington, D.C. landmarks, contains a 400-space parking garage that SP+ will upgrade to include new automated technology and improved amenities.

  The College Football Playoff Committee awarded SP+ GAMEDAY a contract to plan and manage transport and logistics for the 2016 National Championship Game to be held on January 11, 2016 at the University of Phoenix Stadium in Glendale, Arizona. SP+ will coordinate traffic and parking plans for both the stadium and the downtown University of Phoenix campus, where various fan and press events will take place. SP+ will be responsible for the transport of sports teams, university officials, band and cheerleading teams, members of the press, special guests, and broadcast crews.

  The City of Santa Monica has awarded a multi-year Parking Operations Management Services contract to SP+ Municipal Services. SP+ will operate and manage over 14,000 parking spaces in the City's central business district and beach areas. The award effectively extends a relationship started with the City in 2009.

  The Company recently ended its five-year relationship to provide shuttle services at Dulles International and Reagan National Airports in the greater Washington, D.C. area. The Metropolitan Washington Airports Authority consolidated the parking management and shuttle services into one contract that was put out for competitive bid. Ultimately, SP+ was not chosen as the successful provider and we ceased operations at these airports on 9/30/15.

Year-to-Date Operating Results

Reported gross profit for the first nine months of 2015 was $130.5 million, compared to $126.8 million for the same period of 2014, an increase of $3.7 million or 3%. On an adjusted basis, which excludes non-routine structural and other repair costs as well as the impact from asset sales or dispositions from both years, adjusted gross profit for the first nine months of 2015 was up $7.8 million or 6% over the same period last year. Strong new business activity, as well as continued favorable changes in casualty loss reserve estimates for prior years and a substantial reduction in health benefit costs, contributed to the gross profit growth.

Reported G&A expenses for the first nine months of 2015 were $74.2 million, which included $3.5 million of restructuring, merger and integration related costs as compared to reported G&A of $75.2 million in the first nine months of 2014 that included $5.0 million of restructuring, merger and integration related costs and $1.3 million for costs related to Click and Park operations, the Parkmobile transaction and other contemplated transactions. On an adjusted basis, G&A for the first nine months of 2015 was up $1.9 million over the same period of 2014. A $2.7 million increase in costs related to the Company's performance-based compensation and long-term incentive plans contributed to the year-over-year increase.

Resulting adjusted EBITDA was $61.7 million for the first nine months of 2015, as compared with $55.7 million on the same basis for the first nine months of 2014, an increase of 11%.

Reported earnings per share for the first nine months of 2015 was $0.66, which included a $0.20 per share benefit from the reversal of valuation allowances for deferred tax assets, as compared to reported earnings per share of $0.62 for the first nine months of 2014, which included a $0.28 per share benefit from the reversal of valuation allowances for deferred tax assets. Adjusted earnings per share, which excludes restructuring, merger and integration related costs, the impact of asset sales and dispositions, non-routine structural repairs and non-routine tax adjustments, was $0.69 for the first nine months of 2015. Despite expected increases in depreciation and amortization expenses and income taxes that more than offset the year-to-date reduction in interest expense, 2015 adjusted earnings per share increased $0.17 per share over adjusted earnings per share of $0.52 for the first nine months of 2014.

The Company generated adjusted free cash flow of $16.8 million during the first nine months of 2015, in line with Company expectations but lower than the $24.3 million generated during the first nine months of 2014, primarily due to $15.9 million higher cash taxes paid in 2015. Based on the current outlook for the remainder of 2015, the Company continues to expect to generate full-year free cash flow in line with its previous guidance.

Outlook

Based on results of the first nine months of 2015, the Company continues to expect its full-year adjusted EPS and adjusted EBITDA to be toward the higher end of the guidance range of $0.93 to $1.03 for adjusted EPS and $83 million to $87 million for adjusted EBITDA. Adjusted EBITDA and Adjusted EPS will continue to exclude non-routine items, including but not limited to restructuring, merger and integration costs, asset sales, non-routine tax adjustments, and ongoing costs related to non-routine structural and other repairs. Free cash flow, adjusted for non-routine structural and other repairs, is still expected to be in the range of $30 million to $36 million.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on November 5, 2015, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 22,000 employees. SP+ Parking operates approximately 3,900 parking facilities with 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving approximately 75 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports over 41 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and it provides security services in several states. The Company also provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," "are to be" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: costs of non-routine structural and other repairs incurred by the Company under leases acquired in the Central Merger; adverse litigation judgments or settlements, including a dispute with Central's former stockholders; intense competition; risks associated with management contracts and leases; information technology disruption, cyber attacks, cyber terrorism and security breaches; breach of credit facility terms, which may restrict borrowing, require penalty payments or accelerate payment of the Company's substantial indebtedness; the impact of public and private regulations; deterioration of general economic and business conditions or changes in demographic trends; financial difficulties or bankruptcy of major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; negative or unexpected tax events; risks associated with joint ventures; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, and natural disasters; adverse weather conditions that reduce gross profit; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including gross profit plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and less gross profit impact related to asset sales or dispositions (also referred to as adjusted gross profit); general and administrative expenses less restructuring, merger and integration related costs, costs related to asset sales or dispositions, and costs incurred related to the Parkmobile and other contemplated transactions (also referred to as adjusted G&A); net income and net income per share attributable to SP Plus plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, net income impact related to asset sales or dispositions, costs incurred related to the Parkmobile and other contemplated transactions, and costs incurred in connection with the amendment to the senior credit agreement and eliminating non-routine tax adjustments (also referred to as adjusted net income attributable to SP Plus and adjusted EPS); EBITDA and EBITDA plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, and costs incurred related to the Parkmobile and other contemplated transactions less EBITDA impact related to asset sales or dispositions (also referred to as adjusted EBITDA); and free cash flow and free cash flow plus cash used for non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted free cash flow).

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company's budgeting and planning process.The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company's operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income attributable to SP Plus, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS or net cash provided by operating activities, as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures of another company.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in an unconsolidated entity. Adjusted EBITDA further adjusts EBITDA by adding costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs and costs incurred related to the Parkmobile and other contemplated transactions and subtracting gross profit and G&A impacts related to asset sales or dispositions.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions and net proceeds from the sale of businesses), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. Adjusted free cash flow also excludes the cash used for non-routine structural and other repairs at legacy Central Parking leases. The Company believes that the presentation of free cash flow and adjusted free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentations of free cash flow and adjusted free cash flow have material limitations. The Company's free cash flow and adjusted free cash flow do not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow and adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Condensed Consolidated Balance Sheets
	September 30,	December 31,
(in thousands, except for share and per share data)	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$ 18,992	$ 18,196
Notes and accounts receivable, net	107,078	109,287
Prepaid expenses and other	16,729	17,776
Deferred taxes	10,977	10,992
Total current assets	153,776	156,251
Leasehold improvements, equipment, land and construction in progress, net	38,001	42,784
Other assets
Advances and deposits	5,885	6,693
Intangible assets, net	79,671	91,028
Favorable acquired lease contracts, net	41,003	48,268
Equity investments in unconsolidated entities	19,553	20,660
Other assets, net	19,758	16,697
Cost of contracts, net	11,647	10,481
Goodwill	431,457	432,888
Total other assets	608,974	626,715
Total assets	$ 800,751	$ 825,750
Liabilities and stockholders' equity
Accounts payable	$ 91,233	$ 106,519
Accrued and other current liabilities	93,281	103,844
Current portion of obligations under senior credit facility and other long-term borrowings	15,974	15,567
Total current liabilities	200,488	225,930
Deferred taxes	—	5,814
Long-term obligations under senior credit facility and other long-term borrowings	231,018	237,833
Unfavorable acquired lease contracts, net	52,967	61,350
Other long-term liabilities	69,508	65,011
Total noncurrent liabilities	353,493	370,008
Stockholders' equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of September 30, 2015 and December 31, 2014; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of September 30, 2015 and December 31, 2014; 22,222,947 and 22,127,725 shares issued and outstanding as of September 30, 2015 and December 31, 2014	22	22
Additional paid-in capital	247,119	243,867
Accumulated other comprehensive loss	(1,312)	(205)
Retained earnings (accumulated deficit)	226	(14,581)
Total SP Plus Corporation stockholders' equity	246,055	229,103
Noncontrolling interest	715	709
Total shareholders' equity	246,770	229,812
Total liabilities and stockholders' equity	$ 800,751	$ 825,750

SP Plus Corporation
Condensed Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
(in thousands, except for share and per share data, unaudited)	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014

Parking services revenue
Lease contracts	$ 146,618	$ 129,004	$ 428,887	$ 370,597
Management contracts	85,813	77,878	268,176	252,764
Reimbursed management contract revenue	168,332	173,405	513,469	507,122
Total revenue	400,763	380,287	1,210,532	1,130,483
Cost of parking services
Lease contracts	135,966	116,520	399,133	340,583
Management contracts	53,629	46,741	167,469	155,971
Reimbursed management contract expense	168,332	173,405	513,469	507,122
Total cost of parking services	357,927	336,666	1,080,071	1,003,676
Gross profit
Lease contracts	10,652	12,484	29,754	30,014
Management contracts	32,184	31,137	100,707	96,793
Total gross profit	42,836	43,621	130,461	126,807
General and administrative expenses	23,752	24,123	74,164	75,185
Depreciation and amortization	8,275	7,630	24,374	22,523
Operating income	10,809	11,868	31,923	29,099
Other expenses (income)
Interest expense	2,954	4,162	10,059	13,782
Interest income	(46)	(144)	(146)	(336)
Gain on sale of a business	(508)	—	(508)	—
Equity in losses from investment in unconsolidated entity	408	—	1,232	—
Total other expenses (income)	2,808	4,018	10,637	13,446
Income before income taxes	8,001	7,850	21,286	15,653
Income tax provision (benefit)	3,516	2,763	4,466	(421)
Net income	4,485	5,087	16,820	16,074
Less: Net income attributable to noncontrolling interest	778	785	2,014	2,162
Net income attributable to SP Plus Corporation	$ 3,707	$ 4,302	$ 14,806	$ 13,912
Common stock data
Net income per share
Basic	$ 0.17	$ 0.20	$ 0.67	$ 0.63
Diluted	$ 0.16	$ 0.19	$ 0.66	$ 0.62
Weighted average shares outstanding
Basic	22,205,707	21,997,394	22,159,701	21,989,131
Diluted	22,548,166	22,426,787	22,519,818	22,392,572

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows
	Nine Months Ended
(in thousands, unaudited)	September 30,	September 30,
	2015	2014

Operating activities
Net income	$ 16,820	$ 16,074
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	24,678	22,493
Net accretion of acquired lease contracts	(1,118)	(849)
Net loss on sale and abandonment of assets	94	105
Net gain on sale of business	(508)	—
Amortization of debt issuance costs	704	999
Amortization of original discount on borrowings	487	983
Write-off of debt issuance costs and original discount on borrowings	634	—
Non-cash stock-based compensation	3,100	2,806
Provisions for losses on accounts receivable	365	901
Excess tax benefit related to vesting of restricted stock units	(183)	79
Deferred income taxes	(7,718)	(7,148)
Net change in operating assets and liabilities	(18,224)	(652)
Net cash provided by operating activities	19,131	35,791
Investing activities
Purchase of leasehold improvements and equipment	(6,558)	(10,409)
Acquisitions	—	(40)
Cost of contracts purchased	(2,686)	(1,375)
Proceeds from sale of assets	391	366
Proceeds from sale of business, net	960	—
Capitalized interest	—	(17)
Contingent payments for businesses acquired	—	(6)
Net cash (used in) investing activities	(7,893)	(11,481)
Financing activities
Tax benefit from vesting of restricted stock units	183	(79)
Contingent payments for businesses acquired	(57)	(441)
Proceeds from Senior Credit Facility and Restated Credit Facility revolver, net	(5,700)	(1,850)
Proceeds (payments) from Senior Credit Facility and Restated Credit Facility term loan, net	(1,295)	(24,815)
Payments of debt issuance costs for Restated Credit Facility	(906)	—
Distribution to noncontrolling interest	(1,742)	(2,211)
Redemption of convertible debentures	(68)	(13)
Borrowings (payments) on other long-term debt obligations	(235)	153
Net cash (used in) financing activities	(9,820)	(29,256)
Effect of exchange rate changes on cash and cash equivalents	(622)	(47)
Increase in cash and cash equivalents	796	(4,993)
Cash and cash equivalents at beginning of period	18,196	23,158
Cash and cash equivalents at end of period	$ 18,992	$ 18,165

Supplemental disclosures
Cash paid (received) during the period for
Interest	$ 8,379	$ 10,665
Income taxes, net	$ 14,301	$ (1,637)

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(in thousands, except for share and per share data, unaudited)
	Three months ended		Nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Gross profit
Gross profit, as reported	$42,836	$43,621	$130,461	$126,807
Add: Non-routine structural and other repairs	2,138	242	4,215	1,184
Subtract: Gross profit related to asset sales or dispositions	178	(414)	(196)	(1,308)
Adjusted gross profit	$45,152	$43,449	$134,480	$126,683

General and administrative expenses
General and administrative expenses, as reported	$23,752	$24,123	$74,164	$75,185
Subtract: Restructuring, merger and integration costs	(1,613)	(2,989)	(3,484)	(5,031)
Subtract: G&A related to asset sales or dispositions	129	(226)	129	(691)
Subtract: Parkmobile and other contemplated transaction costs	(48)	(205)	(84)	(612)
Adjusted G&A	$22,220	$20,703	$70,725	$68,851

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$3,707	$4,302	$14,806	$13,912
Add: Non-routine structural and other repairs, after tax	1,240	140	2,445	687
Add: Restructuring, merger and integration costs, after tax	936	1,734	2,021	2,918
Add: Net income related to asset sales or dispositions	(30)	39	231	23
Add: Costs incurred related to Parkmobile and other contemplated transaction	28	119	49	355
Add: Writeoff of debt issuance costs and original discount on borrowings, after tax	--	--	368	--
Subtract: Reversal of valuation allowances for deferred tax assets	--	--	(4,473)	(6,359)
Adjusted net income attributable to SP Plus	$5,881	$6,334	$15,446	$11,535

Net income per share, as reported
Basic	$0.17	$0.20	$0.67	$0.63
Diluted	$0.16	$0.19	$0.66	$0.62

Adjusted net income per share
Basic	$0.26	$0.29	$0.70	$0.52
Diluted	$0.26	$0.28	$0.69	$0.52

Weighted average shares outstanding
Basic	22,205,707	21,997,394	22,159,701	21,989,131
Diluted	22,548,166	22,426,787	22,519,818	22,392,572

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Three months ended		Nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net income attributable to SP Plus, as reported	$3,707	$4,302	$14,806	$13,912
Add (subtract):
Income tax provision (benefit)	3,516	2,763	4,466	(421)
Interest expense, net	2,908	4,018	9,913	13,446
Gain on sale of a business	(508)	--	(508)	--
Equity in losses from investment in unconsolidated entity	408	--	1,232	--
Depreciation and amortization expense	8,275	7,630	24,374	22,523
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$18,306	$18,713	$54,283	$49,460

Add: Non-routine structural and other repairs	2,138	242	4,215	1,184
Add: Restructuring, merger and integration costs	1,613	2,989	3,484	5,031
Subtract: EBITDA related to asset sales or dispositions	49	(188)	(325)	(617)
Add: Parkmobile and other contemplated transaction costs	48	205	84	612
Adjusted EBITDA	$22,154	$21,961	$61,741	$55,670

SP Plus Corporation
Free Cash Flow
(in thousands, unaudited)

	Three Months Ended		Nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Operating income	$10,809	$11,868	$31,923	$29,099
Depreciation and amortization	8,275	7,630	24,374	22,523
Net accretion of acquired lease contracts	(403)	(48)	(1,118)	(849)
Non-cash stock-based compensation	967	865	3,100	2,806
Income tax (paid) received, net	(5,089)	(1,502)	(14,301)	1,637
Income attributable to noncontrolling interest	(778)	(785)	(2,014)	(2,162)
Change in operating assets and liabilities	(2,918)	(2,517)	(16,427)	(8,490)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(2,361)	(2,719)	(9,244)	(11,807)
Operating cash flow	$8,502	$12,792	$16,293	$32,757
Cash interest paid	(2,591)	(3,497)	(8,379)	(10,665)
Free cash flow (1)	$5,911	$9,295	$7,914	$22,092
plus: Cash used for non-routine structural and other repairs	5,433	728	8,924	2,200
Adjusted free cash flow	$11,344	$10,023	$16,838	$24,292

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended		Nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net cash provided by operating activities	$8,957	$12,737	$19,131	$35,791
Net cash used in investing activities	(1,226)	(2,539)	(7,893)	(11,481)
Acquisitions and sale of business, net	(960)	40	(960)	40
Distribution to noncontrolling interest	(533)	(839)	(1,742)	(2,211)
Effect of exchange rate changes on cash and cash equivalents	(327)	(104)	(622)	(47)
Free cash flow	$5,911	$9,295	$7,914	$22,092

SP Plus Corporation
Location Count

	September 30, 2015	December 31, 2014	September 30, 2014
Leased facilities	739	774	789
Managed facilities (1)	3,161	3,348	3,415
Total facilities	3,900	4,122	4,204

(1) Adjusted to exclude 61 managed facilities related to the security business, primarily operating in the Southern California market, for December 31, 2014 and September 30, 2014
CONTACT: Vance Johnston
         (312) 521-8409
         vjohnston@spplus.com